Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of Universal Technical Institute, Inc. and subsidiaries and the effectiveness of Universal Technical Institute Inc. and subsidiaries' internal control over financial reporting dated November 30, 2016 appearing in the Annual Report on Form 10-K of Universal Technical Institute, Inc. and subsidiaries for the year ended September 30, 2016.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
April 26, 2017